Exhibit 10.2
Term Sheet for Chairman
Approved by the Board of Directors Feb. 2011
Commencing: June 1, 2011 (upon expiration of current Employment agreement).
Annual Retainer: $400,000 annual retainer to be paid either in 100% cash or a cash and equity combination to be agreed upon and paid on a basis consistent with other directors. Pro Rata amount to be paid for period commencing June 1, 2011 through December 31, 2011.
Entitlements: Support equivalent to a senior executive in terms of a dedicated Secretary and an Executive Assistant, office, office equipment, mobile communications device, etc.
Expenses: Reimbursement for reasonable travel, entertainment and other expenses incurred for job per company policy. Use of Private Plane permitted for travel to Board meetings and corporate television appearances up to six times a year.
Employment Agreement Terms: The Employment Agreement ends as of May 31, 2011. However, Joe’s right to use an office and full time secretary and executive assistant for 5 years, use of private plane when traveling on company business, and use of title “Chairman Emeritus”; as well as his non-compete obligations which run for 6 months will not be triggered until after he steps down as Chairman.